EXHIBIT 23


                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Miller Building Systems, Inc. on Form S-3 (File No.333-60747 and Form S-8 (File No. 33-88158 and 33-50512), and in the related Prospectus, of our report dated July 30, 1999, (except as to the information presented in Notes C and J for which the date is August 20, 1999), on our audits of the consolidated financial statements and financial statement schedule of Miller Building Systems, Inc. and subsidiaries as of July 3, 1999 and June 27, 1998, and for each of the three fiscal years in the period ended July 3, 1999, which report is included in this Annual Report on Form 10-K.



                                   PricewaterhouseCoopers LLP



South Bend, Indiana
September 17, 1999